Computation of Earnings Per Share
                                   (Unaudited)


                                                         Three Months Ended                 Six Months Ended
                                                            September 30,                    September 30,
                                                            -------------                    -------------

                                                        1996             1995            1996             1995
                                                        ----             ----            ----             ----


Weighted average common shares outstanding               7,562,500       5,290,000        7,150,416        5,290,000

Dilutive effect of common equivalent shares(a)              38,900          38,900           38,900           38,900
                                                            ------          ------           ------           ------

Weighted average shares outstanding                      7,601,400       5,328,900        7,189,316        5,328,900
                                                         =========       =========        =========        =========

Net loss                                             $ (2,319,108)     $ (156,968)      $ 3,232,856      $ (166,968)
                                                     ============      ==========       ===========      ==========

Fully diluted earnings per share(b)                        $ (.31)         $ (.03)          $ (.45)          $ (.03)
                                                           ======          ======           ======           ======


(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) As fully diluted earnings per share and primary earnings per share are equal, only fully diluted earnings per share will be disclosed in the Form 10-QSB.
